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                                                               EXHIBIT (A)(1)(U)

Date:        February 7, 2002

To: Eligible U.S. WorldCom Group Employees Receiving Paper Forms of Offer to Exchange

From:        Stock Option Department

Subject:     Employee Stock Option Exchange Program - Amendment No. 1 to
             Schedule TO

At the time WorldCom, Inc. announced the Stock Option Exchange Program, we were required to file a document with the Securities and Exchange Commission ("SEC") explaining the program, referred to as "Schedule TO". We have filed an amendment to the Schedule TO which is enclosed herewith that contains additional information that you should consider that amends or supplements the Offer to Exchange dated January 17, 2002.

Please remember that the deadline for submitting your Election to Participate is 12:00 midnight, Eastern Standard Time, on February 14, 2002. If you have any questions about the Stock Option Exchange Program or would like to request paper copies of the Schedule TO, the amendment thereto, the Offer to Exchange or related documents, please contact the Stock Option Department, 500 Clinton Center Drive, Clinton MS 39056 or by telephone at 601-460-8001, or vnet 460-8001 or toll-free at 1-877-999-7780 between the hours of 9:00 a.m. and 6:00 p.m. Eastern Standard Time, Monday through Friday.